Exhibit 5.1

[LETTERHEAD OF HOLME ROBERTS & OWEN LLP]

August 4, 2011

National CineMedia, LLC

9110 E. Nichols Ave., Suite 200

Centennial, Colorado 80112-3405

Re: National CineMedia, LLC Form S-4 Registration Statement

Ladies and Gentlemen:

We have acted as counsel to National CineMedia, LLC, a Delaware limited liability company (the “Company”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933 (as amended, the “Act”) on or about August 4, 2011. The Registration Statement relates to the registration of 7.875% senior notes, in an aggregate principal amount of $200,000,000 due 2021 (the “Notes”), pursuant to an exchange offer (the “Exchange Offer”) by the Company described in the Registration Statement. The Exchange Offer provides for an exchange of the Notes for a like principal amount of the issued and outstanding 7.875% senior notes due 2021 (the “Initial Notes”), previously issued under the Indenture dated July 5, 2011 (as amended, supplemented or amended and restated from time to time, the “Indenture”).

All capitalized terms that are not defined herein shall have the meanings assigned to them in the Registration Statement.

In connection with the Company’s preparation and filing of the Registration Statement, we have examined originals or copies of all documents, corporate records or other writings that we consider relevant for the purposes of this opinion. In such examination, we have assumed the genuineness of all signatures on all original documents, the legal competency of each individual executing any such documents, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as photocopies or electronic copies of originals. As to matters of fact not directly within our actual knowledge, we have relied upon certificates, telegrams and other documents from public officials in certain jurisdictions.

National CineMedia, LLC

August 4, 2011

In connection with this opinion, we have examined the following documents:

  i.         The Certificate of Formation of the Company, certified as of a recent date by an officer of the Manager of the Company (the “Certificate”);

 ii.         The Third Amended and Restated Limited Liability Company Operating Agreement of the Company, as amended to date (the “Operating Agreement”), and certified as of a recent date by an officer of National CineMedia, Inc., the sole manager of the Company (the “Manager”);

iii.         Resolutions adopted by the Manager of the Company relating to the Registration Statement, certified as of a recent date by an officer of the Manager of the Company (the “Company Resolutions”);

 iv.         Such other records of the Company that we considered necessary or appropriate for the purpose of rendering this opinion;

  v.         Such other certificates and assurances from public officials, the Manager of the Company and representatives of the Company that we considered necessary or appropriate for the purpose of rendering this opinion; and

 vi.         Such other documents that we considered necessary or appropriate for the purpose of rendering this opinion.

On the basis of the foregoing examination, our reliance thereon, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that (subject to compliance with the pertinent provisions of the Act and to compliance with such securities or “blue sky” laws of any jurisdiction as may be applicable, as to which we express no opinion):

National CineMedia, LLC

August 4, 2011

The Notes will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally (including, without limitation, fraudulent transfer or fraudulent conveyance laws) and by general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law.

For purposes of this letter, we have assumed that the Registration Statement has become effective under the Act, that the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended, that the Notes will conform to the specimen thereof we have reviewed, that the Notes will be duly executed by the Company, that the Notes will be duly authenticated by the Trustee in accordance with the terms of the Indenture, and that the Notes will be issued and delivered by or on behalf of the Company in accordance with the terms of the Indenture against receipt of Initial Notes surrendered in exchange therefor in accordance with the terms of the Exchange Offer. We have also assumed the due authorization, execution, issuance and delivery of the Indenture by the parties thereto other than the Company, and that the Indenture is a valid and binding obligation of the Trustee, enforceable against the Trustee in accordance with its terms.

The opinions expressed herein are limited to the Delaware Limited Liability Company Act of the State of Delaware (including the statutory provisions therefor and all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws) (the “DLLCA”), the laws of the State of New York, and the federal laws of the United States of America.

This opinion may be filed as an exhibit to the Registration Statement. Consent is also given to the reference to this firm under the caption “Legal Matters” in the prospectus contained in the Registration Statement. In giving this consent, we do not admit we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC promulgated thereunder.

National CineMedia, LLC

August 4, 2011

The opinions expressed herein are rendered as of the date hereof. We do not undertake to advise you of matters that may come to our attention subsequent to the date hereof and that may affect the opinions expressed herein, including without limitation, future changes in applicable law. This letter is our opinion as to certain legal conclusions as specifically set forth herein and is not and should not be deemed to be a representation or opinion as to any factual matters. The opinions expressed herein may not be quoted in whole or in part or otherwise used or referred to in connection with any other transactions.

Very truly yours,

/s/ HOLME ROBERTS & OWEN LLP